EXHIBIT 99.1

NEWS RELEASE DATED OCTOBER 31, 2007

NEWS RELEASE

NetSol PK Reports First Quarter Fiscal Year 2007-08 Financial Results

- Revenues Increase 110%; - Gross Profit Rises 171% -

Lahore, Pakistan - 01 November, 2007 - NetSol Technologies Ltd, Pakistan (“NetSol PK”), a significant part of the division serving the Asia Pacific region (APAC) on behalf of NetSol Technologies Inc., today announced financial results for the first quarter of fiscal year 2007-08 ending September 30, 2007.

First Quarter FY 2007-08 Financial Highlights
•	Earnings Per Share (EPS) trends upward to 4.38 Rupees per share
•	110 % increase in revenues over first quarter FY 2006-07
•	171 % increase in gross profit over first quarter FY 2006-07
•	340 % increase in net profit margin over first quarter of FY 2006-07 including dividend income from subsidiary
•	215 % increase in net profit margin over first quarter of FY 2006-07 excluding dividend income from subsidiary

A stellar growth continued in first quarter 2007-08 and NetSol PK registered remarkable growth during the quarter. The Company reported revenues for the first quarter of Rs. 287.312 million, which represents an increase of 110 % against Rs. 136.569 million reported for the same period last year. Gross profit in the quarter rose to 171.5 % to Rs. 191.86 million, against Rs. 70.667 million reported in the first quarter of FY 2006-07.

NetSol PK reduced its cost of sales in the first quarter to 33.22%, compared with 48.26 % in the first quarter of FY 2006-07. As a result, gross profit increased to 66.78 % against 51.75 % in the corresponding quarter of last year. Basic earnings per share trended upward to 4.38 Rupees per share, compared to 1.00 Rupees per share reported in the same quarter of FY 2006-07.

Salim Ghauri, Chairman and Chief Executive Officer NetSol Technologies Ltd, Pakistan and President of the APAC region of NetSol Technologies Inc. said, “Our strong performance in the past quarter was due to our ability to close on many business deals in the pipeline. In addition, we are experiencing strong growth in the Pakistan market, as evidenced by several important projects initiated with both the federal and Punjab governments.”

Mr. Ghauri concluded, “NetSol PK expects the present growth pattern to continue for the next quarters, as the Company capitalizes on its leadership position in the Information Technology (IT) sector of Pakistan.

NetSol Technologies Limited, NetSol Avenue, Main Ghazi Road, Lahore, Cantt +9242-111-44-88-00

Disclaimer: NetSol PK is one subsidiary and only one part of one the business which comprises NetSol Technologies, Inc. Consequently, NetSol PK financial results represent only one segment of the results of the parent company and are not necessarily indicative of the results NetSol Technologies, Inc. will report.